Exhibit 99.1

Company Press Release

Friday, October 30, 2009

Advant-e Corporation Announces Ten-for-One Stock Split,

Payment of $2 Million Cash Dividend, and Trading Symbol

Change to ADVC

Shareholders of record as of November 30, 2009 to receive 10 common shares for each share owned; Approximately $2 million cash dividend ($0.03 per common share after stock split) to be paid in three installments of $0.01 per share by December 31, 2009, June 30, 2010 and December 31, 2010; New Trading Symbol to be ADVC starting on November 2, 2009

DAYTON, Ohio, October 30, 2009 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced that its Board of Directors has authorized a ten-for-one stock split of the Company’s common stock. All shareholders of record on November 30, 2009 will receive 10 shares in exchange for each share held on that date. The Company’s Certificate of Incorporation will be amended to increase the number of authorized common shares to 100,000,000 in order to carry out the stock split.

The Board of Directors also declared the payment of $.03 per share (after the ten-for-one stock split) cash dividend, payable in three installments of $.01 each by no later than December 31, 2009, June 30, 2010, and December 31, 2010. The $.03 per share cash dividend, which will total approximately $2 million, is equivalent to a $.30 dividend per share prior to the ten-for-one stock split.

In addition, the Company requested, and was granted, a change to the Company’s trading symbol from AVEE to ADVC effective on Monday, November 2, 2009.

Jason K. Wadzinski, Chairman, Chief Executive Officer, and President, remarked, “The purpose of the cash dividend is to reward the Company’s shareholders, many of whom have been shareholders for a very long time, and to enable them to likely take advantage of favorable Federal income tax treatment that is scheduled to expire at the end of 2010. The cash dividend for shareholders who hold the stock long enough to receive all three installments represents a 21% return on investment based on the most recent closing price of the Company’s stock of $1.39.

“The purpose of the ten-for-one stock split is to increase the number of shares available in the public float to provide the potential for additional market liquidity for our stock”, continued Mr. Wadzinski.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.